Gates Industrial Reports Fourth-Quarter and Full Year 2022 Results
Denver, CO, February 9, 2023
Fourth-Quarter 2022 Highlights
◦Net sales of $893.3 million, representing 9.5% growth and core revenue growth of 16.0%.
◦Net income attributable to shareholders of $84.9 million, or $0.30 per diluted share.
◦Adjusted Net Income of $71.2 million, or $0.25 per diluted share.
◦Net income from continuing operations of $90.2 million, or a margin of 10.1%.
◦Adjusted EBITDA of $166.0 million, or a margin of 18.6%.
◦Net cash provided by operating activities of $247.0 million and Free Cash Flow of $225.7 million.
Full-Year 2022 Highlights
◦Net sales of $3,554.2 million, representing 2.3% growth and core revenue growth of 7.6%.
◦Net income attributable to shareholders of $220.8 million, or $0.77 per diluted share.
◦Adjusted Net Income of $329.0 million, or $1.14 per diluted share.
◦Net income from continuing operations of $242.9 million, or a margin of 6.8%.
◦Adjusted EBITDA of $680.6 million, or a margin of 19.1%.
◦Net cash provided by operating activities of $265.8 million and Free Cash Flow of $178.8 million.
Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific power transmission and fluid power solutions, today reported results for the fourth quarter and full year ended December 31, 2022.

Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “We delivered strong performance resulting in mid-teens core revenue growth and solid margin expansion year over year supported by an improving supply chain environment. The availability of highly engineered polymers improved as the fourth quarter progressed. Demand trends were resilient and we were able to trim our aged backlog. Further, we generated significant free cash flow and reduced our net leverage ratio sequentially.”

Jurek continued, “We are encouraged by the recent supply chain dynamics and enter 2023 with cautious optimism. We are highly focused on margin improvement and free cash flow conversion. Additionally, we continue to make investments in products and verticals that are accretive to our long-term growth and margin aspirations. I want to thank the dedicated Gates associates around the world for their hard work and adaptability.”

Fourth-Quarter and Full Year Financial Results

Fourth-quarter net sales were $893.3 million, an increase of 9.5% over the prior-year quarter net sales of $815.6 million, including a 16.0% core revenue increase partially offset by unfavorable foreign currency impact of 6.5%. The core revenue growth in the quarter was broad-based, led by the industrial end markets, with particularly strong growth in the Energy, Personal Mobility and Off-Highway end markets. From a channel perspective, core revenue growth was relatively balanced between Replacement and First-Fit channels, led by sales into industrial applications.

Full-year 2022 net sales were $3,554.2 million, an increase of 2.3% over prior-year net sales of $3,474.4 million. Core revenue increased 7.6%. From an end market perspective, Personal Mobility and Energy produced the highest core revenue growth. From a channel perspective, core revenue growth was similar for the Replacement and First-Fit channels.
Fourth-quarter net income attributable to shareholders was $84.9 million, or $0.30 per diluted share, compared to net income attributable to shareholders of $62.7 million, or $0.21 per diluted share, in the prior-year quarter. Adjusted Net Income was $71.2 million, or $0.25 per diluted share, compared to $92.7 million, or $0.31 per diluted share in the prior-year period, driven by improved operating performance which was more than offset by tax headwinds. The diluted weighted-average number of shares outstanding in the fourth quarter of 2022 was 284,912,127 compared to 297,703,904 in the fourth quarter of 2021.
Full-year 2022 net income attributable to shareholders was $220.8 million or $0.77 per diluted share, compared to net income attributable to shareholders of $297.1 million, or $1.00 per diluted share, in the prior year. Adjusted net income was $329.0 million, or $1.14 per diluted share, compared to $408.1 million, or $1.37 per diluted share, in the prior year. Supply chain inefficiencies and higher inflation were the primary reasons for the decline. The diluted weighted-average number of shares outstanding in 2022 was 287,586,210 compared to 297,294,075 in 2021.
Fourth-quarter Adjusted EBITDA was $166.0 million compared to $139.6 million in the prior-year quarter. Fourth-quarter Adjusted EBITDA margin of 18.6% represented an expansion of 150 basis points compared to the prior-year quarter. The increase in Adjusted EBITDA margin stemmed from favorable price/cost and higher volumes.
Full-year 2022 Adjusted EBITDA was $680.6 million, or 19.1% of net sales, compared to $735.8 million, or 21.2% of net sales in the prior year. The decline in Adjusted EBITDA was primarily attributable to higher inflation and lower absorption of fixed costs primarily caused by supply chain inefficiencies.
Power Transmission Segment Results

	For the three months ended
(USD in millions)	December 31, 2022	January 1, 2022	% Change	% Core Change
Net sales	$552.6	$518.8	6.5%	14.9%
Adjusted EBITDA	$101.9	$95.1	7.2%
Adjusted EBITDA margin	18.4%	18.3%	10 bps

	For the year ended
(USD in millions)	December 31, 2022	January 1, 2022	% Change	% Core Change
Net sales	$2,173.7	$2,216.3	(1.9%)	4.8%
Adjusted EBITDA	$404.0	$500.6	(19.3%)
Adjusted EBITDA margin	18.6%	22.6%	(400 bps)
Fourth-quarter Power Transmission net sales increased 6.5% to $552.6 million compared to the prior-year quarter, reflecting a core revenue increase of 14.9%, excluding unfavorable currency effects of 8.4%. The segment saw the highest core growth rates in the Personal Mobility, Off-Highway and Energy end markets and net sales into replacement outperforming those into first-fit channels.
Full-year 2022 Power Transmission net sales decreased 1.9% to $2,173.7 million compared to the prior year, including a core revenue increase of 4.8%. Foreign currency effects reduced sales growth by 6.7%. Core growth was driven by the Personal Mobility, Off-Highway and Energy end markets.

Fourth-quarter Power Transmission Adjusted EBITDA was $101.9 million compared to $95.1 million in the prior-year quarter. Strong pricing and higher volumes were partially offset by negative foreign currency impact, resulting in an increase in Adjusted EBITDA. Adjusted EBITDA margin of 18.4% represented an improvement of 10 basis points compared to the prior-year quarter.
Full-year 2022 Power Transmission Adjusted EBITDA was $404.0 million compared to $500.6 million in the prior year. Adjusted EBITDA margin of 18.6% declined 400 basis points relative to the prior year primarily due to higher inflation, supply chain inefficiencies and lower volumes.
Fluid Power Segment Results

	For the three months ended
(USD in millions)	December 31, 2022	January 1, 2022	% Change	% Core Change
Net sales	$340.7	$296.8	14.8%	18.0%
Adjusted EBITDA	$64.1	$44.5	44.0%
Adjusted EBITDA margin	18.8%	15.0%	380 bps

	For the year ended
(USD in millions)	December 31, 2022	January 1, 2022	% Change	% Core Change
Net sales	$1,380.5	$1,258.1	9.7%	12.6%
Adjusted EBITDA	$276.6	$235.2	17.6%
Adjusted EBITDA margin	20.0%	18.7%	130 bps
Fourth-quarter Fluid Power net sales increased 14.8% to $340.7 million compared to the prior-year quarter, reflecting a core revenue increase of 18.0% and 3.2% of unfavorable foreign currency effects. The segment saw solid core revenue growth across all end markets, with the highest core growth rates coming in the Automotive, Off-Highway and Energy end markets and net sales into replacement channels outperforming those into first-fit channels.
Full-year 2022 Fluid Power net sales increased 9.7% to $1,380.5 million compared to the prior year, including a core revenue increase 12.6% partially offset by unfavorable foreign currency effects of 2.9%. Core revenue growth was driven by the Automotive and Energy end markets.
Fourth-quarter Fluid Power Adjusted EBITDA was $64.1 million compared to $44.5 million in the prior-year quarter, resulting in an Adjusted EBITDA margin of 18.8% and expansion of 380 basis points compared to the prior-year quarter. The increase in Adjusted EBITDA was driven by favorable price/cost and volume.
Full-year 2022 Fluid Power Adjusted EBITDA was $276.6 million compared to $235.2 million in 2021, resulting in an Adjusted EBITDA margin of 20.0% and expansion of 130 basis points compared to the prior year. The margin expansion was primarily driven by favorable price/cost relative to the prior year.
Liquidity and Capital Resources
During the fourth quarter of 2022, the Company generated $247.0 million of cash from operations. Fourth-quarter capital expenditures decreased to $21.3 million from $23.0 million in the prior-year quarter.
As of December 31, 2022, the Company had total cash and cash equivalents of $578.4 million and total outstanding debt of $2.5 billion, as well as committed borrowing headroom of $438.9 million.

2023 Outlook
In 2023, the Company expects its core revenue to grow in a range of 1% to 5%. Adjusted EBITDA is anticipated to be in a range of $700 million to $750 million. At the midpoint, the Company estimates Adjusted EBITDA to increase approximately 7%. Adjusted Earnings per Share is expected to be between $1.13 and $1.23. The Company anticipates capital expenditures to approximate $100 million and its Free Cash Flow conversion to measure approximately 100%.
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, including expected Core Revenue Growth, Adjusted EBITDA, Adjusted Earnings per Share and Free Cash Flow conversion for 2023. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
Conference Call and Webcast
Gates Industrial Corporation plc will host a conference call today at 10:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial’s website at investors.gates.com. For those unable to access the webcast, the conference call can be accessed by dialing (888) 414-4601 (domestic) or +1 (646) 960-0313 (international) and requesting the Gates Industrial Corporation Fourth Quarter 2022 Earnings Conference Call or providing the Conference ID of 5772067. An audio replay of the conference call can be accessed by dialing (800) 770-2030 (domestic) or +1 (647) 362-9199 (international), and providing the passcode 5772067, or by accessing Gates Industrial’s website at investors.gates.com.
About Gates Industrial Corporation plc
Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment (“first-fit”) manufacturers as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries such as agriculture, construction, manufacturing and energy, to everyday consumer applications such as printers, power washers, automatic doors and vacuum cleaners and virtually every form of transportation. Our products are sold in more than 130 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements include, but are not limited to, statements related to expectations regarding the performance of the Company’s business and financial results (including growth initiatives, margin expansion and free cash flow conversion), statements regarding the supply chain, demand trends and growing backlog, cash generation capabilities, capital deployment options, investments in products and verticals, and statements regarding our outlook for 2023. Such forward-looking statements are subject to various risks and uncertainties, including, among others, economic, political and other risks associated with international operations, risks inherent to the manufacturing industry, macroeconomic factors beyond the Company’s control (including material and logistics availability, inflation, supply chain and labor challenges and end-market recovery), risks related to catastrophic events, including global pandemics such as the COVID-19 pandemic, continued operation of our manufacturing facilities, our ability to forecast and meet demand, market acceptance of new products, and the significant influence of the Company’s majority shareholders, investment funds affiliated with Blackstone Inc. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Gates Industrial Corporation plc
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Year ended
(USD in millions, except per share amounts)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net sales	$893.3	$815.6	$3,554.2	$3,474.4
Cost of sales	583.3	529.3	2,303.6	2,135.2
Gross profit	310.0	286.3	1,250.6	1,339.2
Selling, general and administrative expenses	209.7	209.5	853.7	852.7
Transaction-related expenses	0.1	0.9	2.1	3.7
Asset impairments	—	0.6	1.1	0.6
Restructuring expenses (income)	1.1	(1.1)	9.5	7.4
Other operating expenses (income)	—	0.5	0.2	(9.3)
Operating income from continuing operations	99.1	75.9	384.0	484.1
Interest expense	40.5	32.7	139.4	133.5
Other (income) expenses	(25.0)	1.4	(13.2)	0.9
Income from continuing operations before taxes	83.6	41.8	257.8	349.7
Income tax (benefit) expense	(6.6)	(29.4)	14.9	18.4
Net income from continuing operations	90.2	71.2	242.9	331.3
Loss on disposal of discontinued operations	0.1	0.1	0.4	—
Net income	90.1	71.1	242.5	331.3
Less: non-controlling interests	5.2	8.4	21.7	34.2
Net income attributable to shareholders	$84.9	$62.7	$220.8	$297.1

Earnings per share
Basic
Earnings per share from continuing operations	$0.30	$0.22	$0.78	$1.02
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.30	$0.21	$0.78	$1.02

Diluted
Earnings per share from continuing operations	$0.30	$0.21	$0.77	$1.00
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.30	$0.21	$0.77	$1.00

Gates Industrial Corporation plc
Consolidated Balance Sheets
(Unaudited)

(USD in millions, except share numbers and per share amounts)	As of December 31, 2022	As of January 1, 2022
Assets
Current assets
Cash and cash equivalents	$578.4	$658.2
Trade accounts receivable, net	808.6	708.1
Inventories	656.2	682.6
Taxes receivable	13.0	19.1
Prepaid expenses and other assets	221.2	210.7
Total current assets	2,277.4	2,278.7
Non-current assets
Property, plant and equipment, net	637.5	670.3
Goodwill	1,981.1	2,063.0
Pension surplus	10.1	75.5
Intangible assets, net	1,490.4	1,642.2
Right-of-use assets	132.2	124.2
Taxes receivable	15.1	15.7
Deferred income taxes	600.3	639.3
Other non-current assets	47.5	24.1
Total assets	$7,191.6	$7,533.0
Liabilities and equity
Current liabilities
Debt, current portion	$36.6	$38.1
Trade accounts payable	469.6	506.6
Taxes payable	23.5	34.1
Accrued expenses and other current liabilities	222.6	277.1
Total current liabilities	752.3	855.9
Non-current liabilities
Debt, less current portion	2,426.4	2,526.5
Post-retirement benefit obligations	76.2	106.2
Lease liabilities	121.9	116.4
Taxes payable	79.5	103.7
Deferred income taxes	192.0	283.7
Other non-current liabilities	99.7	59.2
Total liabilities	3,748.0	4,051.6
Shareholders’ equity
—Shares, par value of $0.01 each - authorized shares: 3,000,000,000; outstanding shares: 282,578,917 (January 1, 2022: authorized shares: 3,000,000,000; outstanding shares: 291,282,137)	2.8	2.9
—Additional paid-in capital	2,542.1	2,484.1
—Accumulated other comprehensive loss	(917.8)	(825.2)
—Retained earnings	1,482.9	1,437.9
Total shareholders’ equity	3,110.0	3,099.7
Non-controlling interests	333.6	381.7
Total equity	3,443.6	3,481.4
Total liabilities and equity	$7,191.6	$7,533.0

Gates Industrial Corporation plc
Consolidated Statements of Cash Flows
(Unaudited)

	Year ended
(USD in millions)	December 31, 2022	January 1, 2022
Cash flows from operating activities
Net income	$242.5	$331.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	217.2	222.6
Foreign exchange and other non-cash financing expenses	5.8	33.2
Share-based compensation expense	44.3	24.6
Decrease in post-employment benefit obligations, net	(16.0)	(14.7)
Deferred income taxes	(79.7)	(94.3)
Asset impairments	2.6	2.0
Other operating activities	6.6	3.7
Changes in operating assets and liabilities:
—Increase in accounts receivable	(129.3)	(22.3)
—Decrease (increase) in inventories	2.9	(192.4)
—(Decrease) increase in accounts payable	(15.9)	99.6
—Decrease (increase) in prepaid expenses and other assets	50.3	(41.3)
—(Decrease) increase in taxes payable	(24.4)	38.7
—Decrease in other liabilities	(41.1)	(8.3)
Net cash provided by operating activities	265.8	382.4
Cash flows from investing activities
Purchases of property, plant and equipment	(77.6)	(77.7)
Purchases of intangible assets	(9.4)	(9.3)
Cash paid under corporate-owned life insurance policies	(11.6)	(11.2)
Cash received under corporate-owned life insurance policies	6.0	2.4
Other investing activities	1.9	9.8
Net cash used in investing activities	(90.7)	(86.0)
Cash flows from financing activities
Issuance of shares	15.9	4.6
Buy-back of shares	(175.9)	(10.6)
Proceeds from long-term debt	645.0	—
Payments of long-term debt	(676.9)	(91.0)
Debt issuance costs paid	(23.3)	(11.7)
Dividends paid to non-controlling interests	(28.7)	(26.6)
Other financing activities	(9.2)	(13.3)
Net cash used in financing activities	(253.1)	(148.6)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1.5)	(11.0)
Net (decrease) increase in cash and cash equivalents and restricted cash	(79.5)	136.8
Cash and cash equivalents and restricted cash at the beginning of the period	660.9	524.1
Cash and cash equivalents and restricted cash at the end of the period	$581.4	$660.9
Supplemental schedule of cash flow information
Interest paid	$118.7	$121.2
Income taxes paid	$117.8	$83.0
Accrued capital expenditures	$1.9	$1.0

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses, and it is used for total Gates as well because we believe it is important to consider our total profitability on a basis that is consistent with that of our operating segments. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.
Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.
Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the impacts of movements in foreign currency rates and the first-year impacts of acquisitions and disposals, where applicable. We present core revenue growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.
Management uses Free Cash Flow to measure cash generation. Free Cash Flow is a non-GAAP measure that represents net cash provided by operations less capital expenditures. Free Cash Flow Conversion is a measure of Free Cash Flow expressed as a percentage of Adjusted Net Income. We use this metric as a measure of the success of our business in converting Adjusted Net Income into cash.
Management uses Net Leverage as a measure of our liquidity and in assessing the strength of our balance sheet. Net Leverage is a non-GAAP measure that represents the number of times by which net debt (principal amount of debt less cash and cash equivalents) exceeds Adjusted EBITDA for the last twelve months of the applicable period.
These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

Gates Industrial Corporation plc
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three months ended		Year ended
(USD in millions)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net income from continuing operations	$90.2	$71.2	$242.9	$331.3
Adjusted for:
Income tax (benefit) expense	(6.6)	(29.4)	14.9	18.4
Net interest and other expenses	15.5	34.1	126.2	134.4
Depreciation and amortization	53.1	55.2	217.2	222.6
Transaction-related expenses (1)	0.1	0.9	2.1	3.7
Asset impairments	—	0.6	1.1	0.6
Restructuring expenses (income) (2)	1.1	(1.1)	9.5	7.4
Share-based compensation expense	9.5	6.1	44.3	24.6
Inventory impairments and adjustments (3) (included in cost of sales)	2.2	1.3	20.9	1.4
Severance expenses (included in cost of sales)	0.8	—	0.8	—
Severance expenses (included in SG&A)	0.1	0.2	0.5	0.7
Other items not directly related to current operations	—	0.5	0.2	(9.3)
Adjusted EBITDA	$166.0	$139.6	$680.6	$735.8

Net Sales	$893.3	$815.6	$3,554.2	$3,474.4
Adjusted EBITDA Margin	18.6%	17.1%	19.1%	21.2%

(1)	Transaction-related expenses relate primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(2)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and include costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(3)	During the three months and year ended December 31, 2022, inventory impairments and adjustments included $1.0 million and $19.4 million, respectively, for the reversal of the adjustment to remeasure certain inventories on a Last-in First-out (“LIFO”) basis. The recent inflationary environment has caused LIFO values to drop below First-in, First-out (“FIFO”) values because LIFO measurement results in the more recent inflated costs being matched against current sales while historical, lower costs are retained in inventories.

Gates Industrial Corporation plc
Reconciliation of Net Income Attributable to Shareholders to Adjusted Net Income
(Unaudited)

	Three months ended		Year ended
(USD in millions, except share numbers and per share amounts)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net income attributable to shareholders	$84.9	$62.7	$220.8	$297.1
Adjusted for:
Loss on disposal of discontinued operations	0.1	0.1	0.4	—
Amortization of intangible assets arising from the 2014 acquisition of Gates	28.5	29.8	115.6	120.3
Transaction-related expenses (1)	0.1	0.9	2.1	3.7
Asset impairments	—	0.6	1.1	0.6
Restructuring expenses (income) (2)	1.1	(1.1)	9.5	7.4
Share-based compensation expense	9.5	6.1	44.3	24.6
Inventory impairments and adjustments (3) (included in cost of sales)	2.2	1.3	20.9	1.4
Adjustments relating to post-retirement benefits	(1.7)	(1.1)	(6.5)	(4.6)
Financing and other FX related (gain) losses	(24.0)	2.5	(7.9)	7.6
One-time tax benefit from unrecognized tax benefit (4)	(26.4)	—	(26.4)	—
Other adjustments	(0.3)	(1.6)	(6.2)	(18.4)
Estimated tax effect of the above adjustments	(2.8)	(7.5)	(38.7)	(31.6)
Adjusted Net Income	$71.2	$92.7	$329.0	$408.1

Diluted weighted-average number of shares outstanding	284,912,127	297,703,904	287,586,210	297,294,075
Adjusted Net Income per diluted share	$0.25	$0.31	$1.14	$1.37

(1)	Transaction-related expenses related primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(2)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and included costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(3)	During the three months and year ended December 31, 2022, inventory impairments and adjustments included $1.0 million and $19.4 million, respectively, for the reversal of the adjustment to remeasure certain inventories on LIFO basis. The recent inflationary environment has caused LIFO values to drop below FIFO values because LIFO measurement results in the more recent inflated costs being matched against current sales while historical, lower costs are retained in inventories.
(4)	During the three months and year ended December 31, 2022, one-time tax benefit of $26.4 million related to unrecognized tax benefits due to lapsed statute of limitations.

Gates Industrial Corporation plc
Reconciliation of Net Sales to Core Revenue Growth
(Unaudited)

	Three months ended December 31, 2022
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the three months ended December 31, 2022 (1)	$552.6	$340.7	$893.3
Impact on net sales of movements in currency rates	43.3	9.5	52.8
Core revenue for the three months ended December 31, 2022	$595.9	$350.2	$946.1

Net sales for the three months ended January 1, 2022	518.8	296.8	815.6
Increase in net sales on a core basis (core revenue)	$77.1	$53.4	$130.5

Core revenue growth	14.9%	18.0%	16.0%

	Year ended December 31, 2022
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the year ended December 31, 2022	$2,173.7	$1,380.5	$3,554.2
Impact on net sales of movements in currency rates	149.2	35.9	185.1
Core revenue for the year ended December 31, 2022	$2,322.9	$1,416.4	$3,739.3

Net sales for the year ended January 1, 2022	2,216.3	1,258.1	3,474.4
Increase in net sales on a core basis (core revenue)	$106.6	$158.3	$264.9

Core revenue growth	4.8%	12.6%	7.6%

(1)	Throughout this document the terms "net sales" and "revenue" are used interchangeably in reference to the GAAP measure "net sales."

Gates Industrial Corporation plc
Reconciliation of Free Cash Flow and Free Cash Flow Conversion
(Unaudited)

	Three months ended		Year ended
(USD in millions)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net cash provided by operating activities	$247.0	$168.9	$265.8	$382.4
Capital expenditures (1)	(21.3)	(23.0)	(87.0)	(87.0)
Free Cash Flow	$225.7	$145.9	$178.8	$295.4

(1)	Capital expenditures represent purchases of property, plant and equipment and purchases of intangible assets.

	Year ended
(USD in millions)	December 31, 2022	January 1, 2022
Free Cash Flow	$178.8	$295.4
Adjusted Net Income	$329.0	$408.1
Free Cash Flow Conversion	54.3%	72.4%

Reconciliation of Net Leverage
(Unaudited)

	Year ended
(USD in millions)	December 31, 2022	January 1, 2022
Total principal amount of debt	$2,491.4	$2,579.2
Less: Cash and cash equivalents	(578.4)	(658.2)
Net Debt	$1,913.0	$1,921.0

Adjusted EBITDA	$680.6	$735.8

Net Leverage	2.8 x	2.6 x

Source: Gates Industrial Corporation plc

Contact
Gates Investor Relations
Rich Kwas
(303) 744-4887
investorrelations@gates.com